Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Announces Third Quarter 2013 Financial Results

CORAL GABLES, FL, November 14, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective approved medicines targeting orphan neuromuscular and neurological diseases, today announced financial results for the third quarter and nine months period ended September 30, 2013.

“Significant progress has been made towards initiating new clinical trial sites and enrolling patients in our Phase 3 clinical trial for Firdapse™ to treat patients with Lambert-Eaton Myasthenic Syndrome (LEMS). We continue to believe that we will complete enrollment around the end of the year and be in a position to announce top-line data from the double-blind portion of our trial during the second quarter of 2014,” said Patrick J. McEnany, Catalyst’s Chief Executive Officer. “The Catalyst team is focused on all critical activities to successfully complete our Phase 3 registration trial and has begun its pre-commercialization efforts for Firdapse™.”

Third Quarter and Recent Business Activities

•	We closed a registered direct public offering with net proceeds of approximately $14.1 million.

•	Shareholder warrants were exercised resulting in approximately $4 million in additional capital.

•	Firdapse™ was granted “Breakthrough Therapy Designation” status by the FDA for the treatment of LEMS.

•	Nineteen trial sites are actively screening patients, with 7 in the United States (U.S.). Twelve trial sites in the U.S., Europe and Canada have been added by Catalyst to date, and we anticipate adding at least an additional 6 trial sites shortly.

•	The Data Monitoring Committee overseeing the Phase 3 trial met in October and recommended the continuation of the trial as planned.

•	We recently launched social media presence to better engage with LEMS patients and their families, shareholders and other stakeholders. Catalyst’s blog and Twitter handle, can be found at CatalystPharmaBlog.com and @CatalystPharma respectively.

Financial Results

For the quarter ended September 30, 2013, Catalyst reported a GAAP net loss of $5,912,059, or $0.13 per basic and diluted share, compared to a GAAP net loss of $2,621,535, or $0.08 per basic and diluted share, for the same period in 2012. Excluding non-cash expense of $2,676,601 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $3,235,458 or $0.07 per share for the third quarter of 2013. In comparison, Non-GAAP1 net loss for the third quarter of 2012 was $1,280,969, or $0.04 per share, which excludes non-cash expense of $1,340,566 attributable to the change in fair value of liability-classified warrants.

For the nine months ended September 30, 2013, Catalyst reported a GAAP net loss of $10,799,938, or $0.25 per basic and diluted share, compared to a GAAP net loss of $3,999,801, or $0.14 per basic and diluted share, for the same period in 2012. Excluding non-cash expense of $3,220,514 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $7,579,424 or $0.18 per share for the nine months ended September 30, 2013. In comparison, Non-GAAP1 net loss for the nine months ended September 30, 2012 was $3,710,361, or $0.13 per share, which excludes non-cash expense of $289,440 attributable to the change in fair value of liability-classified warrants.

Research and development expenses for the third quarter of 2013 were $2,804,352, compared to $654,837 in the third quarter of 2012. For the nine months ended September 30, 2013, research and development expenses were $6,028,691, compared to $1,914,905 in the comparable period of 2012. Research and development expenses increased when compared to the same period in 2012 as Catalyst expanded its product development efforts and clinical trial activities related to the currently ongoing Phase 3 trial evaluating Firdapse™ for the treatment of LEMS. Catalyst expects that research and development expenses will continue to be substantial during the balance of 2013 and 2014, principally as a result of the ongoing development projects for Firdapse™.

General and administrative expenses for the third quarter of 2013 totaled $441,424, compared to $628,876 in the third quarter of 2012. For the nine months ended September 30, 2013, general and administrative expenses totaled $1,576,044, compared to $1,800,882 in the same period in 2012.

As a development-stage specialty pharmaceutical company, Catalyst had no revenues in either the third quarter of 2013 or the first nine months of 2013.

At September 30, 2013, Catalyst had cash and cash equivalents, certificates of deposit and short-term investments of $27.7 million and no debt. Catalyst believes that its existing capital resources will be sufficient to meet its currently anticipated working capital requirements through the end of 2014.

[1]	Statements made in this press release include a non-GAAP financial measure. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with generally accepted accounting principles (GAAP). This non-GAAP financial measure is intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measure presented in this press release provides investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. The non-GAAP financial measure in this press release excludes from the calculation of net loss the expense (or the income) associated with the change in fair value of the liability-classified warrants. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by the weighted average common shares outstanding.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and recently received “Breakthrough Therapy Designation” from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted EU orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media/Investor Contacts Donna LaVoie or David Connolly LaVoie Group (617) 374-8800 dlavoie@lavoiegroup.com dconnolly@lavoiegroup.com	Company Contact: Patrick J. McEnany Catalyst Pharmaceutical Partners Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

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CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues – government grant	$—	$—	$—	$—
Operating costs and expenses:
Research and development	2,804,352	654,837	6,028,691	1,914,905
General and administrative	441,424	628,876	1,576,044	1,800,882

Total operating costs and expenses	3,245,776	1,283,713	7,604,735	3,715,787

Loss from operations	(3,245,776)	(1,283,713)	(7,604,735)	(3,715,787)

Interest income	10,318	2,744	25,311	5,426
Change in fair value of warrants liability	(2,676,601)	(1,340,566)	(3,220,514)	(289,440)

Loss before income taxes	(5,912,059)	(2,621,535)	(10,799,938)	(3,999,801)
Provision for income taxes	—	—	—	—
Net loss	$(5,912,059)	$(2,621,535)	$(10,799,938)	$(3,999,801)

Net loss per share – basic and diluted	$(0.13)	$(0.08)	$(0.25)	$(0.14)

Weighted average shares outstanding – basic and diluted	44,686,310	32,132,824	42,529,432	27,913,800

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,962,966	$1,409,939
Certificates of deposit	4,010,160	6,502,825
Short-term investments	10,677,928	7,504,444
Prepaid expenses	988,701	1,309,470

Total current assets	28,639,755	16,726,678
Property and equipment, net	46,334	53,679
Deposits	8,888	8,888

Total assets	$28,694,977	$16,789,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,473,341	$1,365,663
Accrued expenses and other liabilities	1,538,320	281,002

Total current liabilities	3,011,661	1,646,665
Accrued expenses and other liabilities, non-current	20,040	21,878
Warrants liability, at fair value	3,544,201	498,587

Total liabilities	6,575,902	2,167,130
Total stockholders’ equity	22,119,075	14,622,115

Total liabilities and stockholders’ equity	$28,694,977	$16,789,245